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Chris Faust

Donald C. Weinberger

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don@wolfeaxelrod.com

Onstream Media Corporation Announces Fiscal 2013 and Fourth Quarter Financial Results

POMPANO BEACH, FL, February 20, 2014 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, has reported its financial results for the fiscal year and fourth quarter ended September 30, 2013.

Highlights

•

Revenues for fiscal 2013 were approximately $17.2 million as compared to approximately $18.2 million for fiscal 2012. Revenues for the fourth quarter of fiscal 2013 were approximately $4.1 million as compared to approximately $4.2 million for the comparable quarter of fiscal 2012. These decreases were the result of an unexpected reduction in webcasting revenues from both government and commercial clients, and in the case of the full year comparison, also resulted from the loss of a single customer that we were providing streaming services to at very little margin.

•

Audio and Web Conferencing Services Group revenues were approximately $11.2 million for the year ended September 30, 2013, an increase of approximately $760,000 (7.3%) from the prior fiscal year. Audio and Web Conferencing Services Group revenues were approximately $2.7 million for the three months ended September 30, 2013, an increase of approximately $208,000 (8.3%) from the fourth quarter of fiscal 2012. These increases were the result of revenues from the operations of Intella2, a San Diego-based communications company, which Onstream acquired on November 30, 2012.

•

Consolidated gross margin percentage was 70.8% for the year ended September 30, 2013, versus 66.4% for fiscal 2012. Consolidated gross margin percentage was 71.9% for the three months ended September 30, 2013, versus 67.8% for the fourth quarter of fiscal 2012. These improvements were due to reductions in webcasting cost of sales (proportionally greater than the reduction in revenues) and the impact of the acquired Intella2 operations, and in the case of the full year comparison, the discontinuance of a single low margin streaming customer, as discussed above.

•

EBITDA, as adjusted, for the year ended September 30, 2013 was approximately $472,000, a decrease of approximately $102,000 (17.9%), as compared to EBITDA, as adjusted, of approximately $574,000 for fiscal 2012. EBITDA, as adjusted, for the three months ended September 30, 2013 was approximately $226,000, an increase of approximately $45,000 (25.1%), as compared to EBITDA, as adjusted, of approximately $180,000 for the fourth quarter of fiscal 2012.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “Although we did experience an overall revenue decline in the fourth quarter, as compared to the same quarter of the prior fiscal year, as the result of an unexpected reduction in webcasting revenues, our EBITDA, as adjusted, for the quarter was greater than the EBITDA as adjusted for the same quarter of the previous year.”

Mr. Selman continued, “We believe that our webcasting division revenues will be favorably impacted during fiscal 2014 by the comprehensive update to our webcasting platform (VW4) which we released in January 2013 and which we will be updating with a second release in June 2014.  Although the first release of VW4 included several new features, the second release will include new features, such as additional billing and reporting capabilities, enhanced CPE functionality, a live phone option and the ability to connect to third party encoders, that we believe could significantly accelerate the rate of adoption of VW4 from what we have experienced thus far. We also expect to see increased webcasting sales as a result of our new Virtual Conference Center which is a multiple event conference solution with integrated webcasting.”

Mr. Selman added, “We believe we are on track to show improvement in our revenues, EBITDA and our operating cash flow during fiscal 2014. During the period from June 2013 through January 2014 we made certain headcount reductions representing approximately $962,000 in annualized savings, which we expect will reduce our compensation and professional fee expenditures by approximately $822,000 in aggregate for fiscal 2014 as compared to 2013. In addition during that same period we renegotiated various supplier contracts representing approximately $331,000 in annualized savings, which we expect will cumulatively reduce our cost of sales and other general and administrative expenditures by approximately $242,000 for fiscal 2014 as compared to fiscal 2013.”

Mr. Selman concluded, “Although our preliminary first quarter fiscal 2014 results, for the three months ended December 31, 2013, indicate that our revenues will be approximately $50,000 less than our first quarter fiscal 2013 revenues, as a result of the above cost reductions we expect that cash provided by operating activities (before changes in current assets and liabilities other than cash), as well as EBITDA as adjusted, for the first quarter of fiscal 2014 will exceed the corresponding amounts for any of the fiscal 2013 quarters.”

Financial Discussion

Three Months Results

Consolidated operating revenue was approximately $4.1 million for the three months ended September 30, 2013, a decrease of approximately $109,000 (2.6%) from the corresponding period of prior fiscal year, due to decreased revenues of the Digital Media Services Group. However, Audio and Web Conferencing Services Group revenues were approximately $2.7 million for the three months ended September 30, 2013, which was an increase of approximately $208,000 (8.3%) from the corresponding period of the prior fiscal year. This increase was a result of the Intella2 operations which we acquired on November 30, 2012, which had revenues of approximately $341,000, including free conferencing business revenues of approximately $69,000.

Digital Media Services Group revenues were approximately $1.4 million for the three months ended September 30, 2013, a decrease of approximately $316,000 (18.9%) from the corresponding period of the prior fiscal year, primarily due to a decrease in in webcasting revenues as well as DMSP and hosting division revenues.

Revenues of the webcasting division decreased by approximately $309,000 (22.1%) for the three months ended September 30, 2013 as compared to the corresponding period of the prior fiscal year. The approximately 1,000 webcasts we produced during the three months ended September 30, 2013 was approximately 200 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. In addition, the webcasts for the three months ended September 30, 2013 had a higher proportion of lower priced audio-only events, versus higher priced video events, as compared to the three months ended September 30, 2012.

Consolidated gross margin was approximately $2.9 million for the three months ended September 30, 2013, an increase of approximately $92,000 (3.3%) from the corresponding period of the prior fiscal year. Our consolidated gross margin percentage was 71.9% for the three months ended September 30, 2013, versus 67.8% for the corresponding period of the prior fiscal year. This improvement was due to reductions in webcasting cost of sales (proportionally greater than the reduction in revenues) and the impact of the acquired Intella2 operations.

Consolidated operating expenses were approximately $6.3 million for the three months ended September 30, 2013, an increase of approximately $2.6 million (68.7%) from the corresponding period of the prior fiscal year. The increase was due to a $1,650,000 increase in non-cash impairment loss on goodwill, as compared to the fourth quarter of the prior fiscal year, and an approximately $1.0 million non-cash impairment loss on property and equipment recorded in the fourth quarter of fiscal 2013, for which there was no corresponding expense in the fourth quarter of the prior fiscal year.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended September 30, 2013 was approximately $70,000, compared to approximately $125,000 for the three months ended September 30, 2012. Cash provided in the current quarter for operating activities, as compared to the corresponding previous year quarter, was adversely affected by an increase in interest expense arising from the debt financing used to acquire Intella2 and for general working capital.

Onstream’s fourth quarter fiscal 2013 net loss of approximately $3.8 million, or $(0.17) loss per share, was based on approximately 21.6 million weighted average shares outstanding, as compared to a fourth quarter fiscal 2012 net loss of approximately $1.0 million, or $(0.08) loss per share, which was based on approximately 12.6 million weighted average shares outstanding. The increased net loss was primarily due to the increased operating expenses, and more particularly the non-cash impairment losses on goodwill and property and equipment, as discussed above.

Onstream’s EBITDA, as adjusted, for the three months ended September 30, 2013 was approximately $225,000, an increase of approximately $45,000 (25.1%), as compared to EBITDA, as adjusted, of approximately $180,000 for the fourth quarter of fiscal 2012.

Twelve Months Results

Consolidated operating revenue was approximately $17.2 million for the year ended September 30, 2013, a decrease of approximately $941,000 (5.2%) from the prior fiscal year, due to decreased revenues of the Digital Media Services Group. However, Audio and Web Conferencing Services Group revenues were approximately $11.2 million for the year ended September 30, 2013, which was an increase of approximately $760,000 (7.3%) from the prior fiscal year. This increase was a result of the Intella2 operations, which had revenues of approximately $1.1 million, including free conferencing business revenues of approximately $225,000.

Digital Media Services Group revenues were approximately $6.0 million for the year ended September 30, 2013, a decrease of approximately $1.7 million (22.0%) from the prior fiscal year, primarily due to a decrease in in webcasting revenues as well as DMSP and hosting division revenues.

Revenues of the webcasting division decreased by approximately $985,000 (16.6%) for the year ended September 30, 2013 as compared to the prior fiscal year. The approximately 4,800 webcasts we produced during the year ended September 30, 2013 was approximately 200 less than the number of webcasts we produced during the prior fiscal year. In addition, the webcasts for the year ended September 30, 2013 had a higher proportion of lower priced audio-only events, versus higher priced video events, as compared to the prior fiscal year.

Consolidated gross margin was approximately $12.1 million for the year ended September 30, 2013, an increase of approximately $133,000 (1.1%) from the prior fiscal year. Our consolidated gross margin percentage was 70.8% for the year ended September 30, 2013, versus 66.4% for the prior fiscal year. This improvement was due to reductions in webcasting cost of sales (proportionally greater than the reduction in revenues) and the impact of the acquired Intella2 operations, as well as the discontinuance of a single low margin streaming customer.

Consolidated operating expenses were approximately $17.8 million for the year ended September 30, 2013, an increase of approximately $3.7 million (178.5%) from the prior fiscal year. The increase was primarily due to a $1,650,000, or 300.0%, increase in non-cash impairment loss on goodwill and an approximately $1.0 million, or 173.6%, increase in compensation paid with common shares and other equity, both as compared to the prior fiscal year, and an approximately $1.0 million non-cash impairment loss on property and equipment during fiscal 2013, for which there was no corresponding expense in the prior fiscal year.

Cash used in operating activities (before changes in current assets and liabilities other than cash) for the year ended September 30, 2013 was approximately $46,000, compared to approximately $677,000 cash provided by operating activities for the year ended September 30, 2012. Cash used in the current year for operating activities, as compared to the previous year, was adversely affected by an increase in interest expense arising from the debt financing used to acquire Intella2 and for general working capital.

Onstream’s fiscal 2013 net loss of approximately $7.2 million, or $(0.39) loss per share, was based on approximately 18.5 million weighted average shares outstanding, as compared to a fiscal 2012 net loss of approximately $2.6 million, or $(0.22) loss per share, which was based on approximately 12.2 million weighted average shares outstanding. The increased net loss was primarily due to the increased operating expenses, including the non-cash impairment losses on goodwill and property and equipment, as discussed above.

Onstream’s EBITDA, as adjusted, for the year ended September 30, 2013 was approximately $472,000, a decrease of approximately $102,000 (17.9%), as compared to EBITDA, as adjusted, of approximately $574,000 for fiscal 2012.

Teleconference

Because of the timing of the release of these results and the filing of the related 10-K, Onstream’s leadership team will combine its conference call discussing the financial results for the period ended September 30, 2013 with a discussion of the financial results for the first quarter of fiscal 2014, the three month period ended December 31, 2013. The time and date of that combined conference call will be announced by us shortly before the first quarter fiscal 2014 10-Q is filed.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher, provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include Dell, GE Capital, Georgetown University, IRS, KPMG, National Press Club, Nuclear Regulatory Commission, PR Newswire and Shareholder.com (NASDAQ). Onstream Media's strategic relationships include Akamai, BT Conferencing, Telefónica and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012
			(unaudited)	(unaudited)
REVENUE:
Audio and web conferencing	$ 9,121,228	$ 8,363,030	$ 2,271,550	$ 1,969,275
Webcasting	4,953,184	5,937,701	1,089,517	1,398,365
DMSP and hosting	960,187	1,697,421	241,580	257,984
Network usage	1,950,252	1,964,176	421,201	491,871
Other	233,147	197,007	48,709	63,664
Total revenue	17,217,998	18,159,335	4,072,557	4,181,159

COSTS OF REVENUE:
Audio and web conferencing	2,516,451	2,452,499	603,209	545,661
Webcasting	1,369,189	1,851,679	295,001	499,948
DMSP and hosting	141,264	794,783	38,193	35,818
Network usage	939,250	924,899	195,219	227,211
Other	63,223	79,515	13,558	37,545
Total costs of revenue	5,029,377	6,103,375	1,145,180	1,346,183

GROSS MARGIN	12,188,621	12,055,960	2,927,377	2,834,976
OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	7,945,565	7,292,350	1,914,911	1,684,033
Compensation paid with common shares and other equity	1,639,994	586,969	88,856	149,217
Professional fees	1,194,587	1,958,533	139,959	390,193
Other	2,552,367	2,283,888	652,889	591,307
Impairment loss on goodwill	2,200,000	550,000	2,200,000	550,000
Impairment loss on property and equipment	1,000,000	-	1,000,000	-
Depreciation and amortization	1,274,168	1,401,433	265,975	346,712
Total operating expenses	17,806,681	14,073,173	6,262,590	3,711,462

Loss from operations	(5,618,060)	(2,017,213)	(3,335,213)	(876,486)
OTHER EXPENSE, NET:
Interest expense	(1,411,289)	(775,462)	(435,493)	(209,667)
Debt extinguishment loss	(143,251)	-	-	-
Gain from adjustment of derivative liability to fair value	27,480	106,837	-	60,019
Other (expense) income, net	(24,382)	53,162	6,036	10,952
Total other expense, net	(1,551,442)	(615,463)	(429,457)	(138,696)

Net loss	$ (7,169,502)	$ (2,632,676)	$ (3,764,670)	$ (1,015,182)

Loss per share – basic and diluted:
Net loss per share	$ (0.39)	$ (0.22)	$ (0.17)	$ (0.08)
Weighted average shares of common stock outstanding – basic and diluted	18,496,064	12,188,002	21,603,659	12,922,797

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

(unaudited)

	Year Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012

Net loss	$ (7,169,502)	$ (2,632,676)	$ (3,764,670)	$ (1,015,182)
Add: Depreciation and amortization	1,274,168	1,401,433	265,975	346,712
Add: Interest expense	1,411,289	775,462	435,494	209,667
EBITDA	$ (4,484,045)	$ (455,781)	$ (3,063,201)	$ (458,803)

EBITDA	$ (4,484,045)	$ (455,781)	$ (3,063,201)	$ (458,803)
Add: Compensation paid with common shares and other equity	1,639,994	586,969	88,856	149,217
Add: Impairment loss on goodwill	2,200,000	550,000	2,200,000	550,000
Add: Impairment loss on property and equipment	1,000,000	-	1,000,000	-
Add: Debt extinguishment loss	143,251	-	-	-
Less: Gain from adjustment of derivative liability to fair value	(27,480)	(106,837)	-	(60,019)
EBITDA, as adjusted	$ 471,720	$ 574,351	$ 225,655	$ 180,395

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with common shares and other equity, impairment loss on goodwill, impairment loss on property and equipment, debt extinguishment loss and gain from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	September 30, 2012
ASSETS
CURRENT ASSETS:	$257,018	$359,795
Cash and cash equivalents	2,175,505	2,357,726
Accounts receivable, net of allowance for doubtful accounts	142,307	293,294
Prepaid expenses	140,585	146,159
Inventories and other current assets	2,715,415	3,156,974
Total current assets	2,047,633	2,841,115
PROPERTY AND EQUIPMENT, net	669,543	277,579
INTANGIBLE ASSETS, net	8,358,604	10,146,948
GOODWILL, net	136,215	146,215
OTHER NON-CURRENT ASSETS	$13,927,410	$16,568,831
Total assets

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,927,430	$1,634,110
Accrued liabilities	1,527,435	1,398,668
Amounts due to directors and officers	409,410	669,697
Deferred revenue	152,696	138,856
Notes and leases payable – current portion, net of discount	2,198,858	1,650,985
Convertible debentures – current portion, net of discount	587,198	407,384
Total current liabilities	6,803,027	5,899,700
Accrued liabilities – non-current portion	354,813	-
Notes and leases payable, net of current portion and discount	759,932	189,857
Convertible debentures, net of current portion and discount	548,796	801,844
Detachable warrants, associated with sale of common/preferred shares	-	81,374
Total liabilities	8,466,568	6,972,775

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, zero and 17,500 issued and outstanding, respectively	-	2
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, zero and 160,000 issued and outstanding, respectively	-	16
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 19,345,744 and 12,902,217 issued and outstanding, respectively	1,933	1,289
Common stock committed for issue – 2,291,667 and 366,667 shares, respectively	229	37
Additional paid-in capital	144,385,772	141,199,589
Obligation to repurchase common shares	(164,000)	-
Accumulated deficit	(138,763,092)	(131,604,877)
Total stockholders’ equity	5,460,842	9,596,056
Total liabilities and stockholders’ equity	$13,927,410	$16,568,831